Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-116587, 333-104624, 333-09247 and 333-09245) of Helix Technology Corporation of our report dated August 13, 2004 relating to the financial statements of IGC-Polycold Systems, Inc., which appears in the Current Report on Form 8-K/A of Helix Technology Corporation dated April 28, 2005.

/s/ PricewaterhouseCoopers LLP

Albany, New York
April 28, 2005